For further information contact:
                                        Ernie Mrozek (CFO) 901.766.1268
                                        Steve Bono (COM) 630.663.2150
                                        Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
February 10, 2005



           SERVICEMASTER REPORTS FOURTH QUARTER AND FULL_YEAR RESULTS;
                 2004 COMPARABLE EPS GROWTH OF NINE PERCENT AND
                CONTINUED EXCEPTIONAL CASH FLOWS FROM OPERATIONS

     DOWNERS GROVE, Illinois, February 10, 2005 - The ServiceMaster Company (NYSE: SVM) today announced fourth quarter 2004 revenues of $859 million, a 7 percent increase compared to the prior year. Fourth quarter earnings per share from continuing operations were $.57. Excluding the one-time benefit of $.49 resulting from the Company's previously announced agreement with the IRS, earnings per share from continuing operations were $.08, comparable to 2003. Strong growth in operating income was offset by timing differences in investment income and a higher effective tax rate.

     For the full year, revenues of $3.8 billion were up 5 percent over 2003. Earnings per share from continuing operations were $1.08 in 2004, compared to a loss of $(.75) in 2003. Excluding the aforementioned tax benefit in 2004 and the non-cash impairment charge of $(1.30) per share reported in the third quarter of 2003, earnings per share from continuing operations were $.59 and $.54, respectively, a 9 percent increase. (See non-GAAP measurement section in Table A of this press release).

     "In 2004 we maintained our leadership position by continuing our strategy of transforming the experience of the home and business owner. Our earnings growth from continuing operations in 2004 indicate that we can pursue this strategy while we simultaneously adapt to new trends in the marketplace, manage our costs and strengthen the company by adding new capabilities," said Jonathan Ward, Chairman and Chief Executive Officer. "We have shown that we can create new momentum for our brands. Now we're looking for new ways to expand our horizons and gain additional customers."

Review of Cash Flows and Balance Sheet

     Net cash flow provided from operating activities for the full year was $368 million, compared to $284 million in the previous year, again substantially exceeding comparable net income. This significant improvement reflects higher earnings and a decrease in the use of working capital, primarily due to the relative impact of incentive compensation accruals and payments. Also contributing to the improvement was a favorable timing difference in tax payments of approximately $25 million resulting from the IRS agreement. As previously disclosed, including the fourth quarter benefit mentioned above, the IRS agreement is expected to result in an aggregate net cash outflow by the end of 2005 of approximately $63 million. Of that amount, approximately $57 million is a timing difference that will be recovered through incremental tax savings over the ensuing 11 years.

     The Company completed approximately $63 million in share repurchases in 2004 with approximately $8 million occurring in the fourth quarter. Total debt on December 31, 2004 was $805 million, slightly below the level reported at December 31, 2003.

Outlook
-------
     "We continue to expect revenue growth to be in the mid-to-high single digit range in 2005 and that earnings per share will grow somewhat faster than revenues. In addition, we expect comparable cash from operations to continue to increase and substantially exceed net income," said Ward.

     "Throughout 2005 we will maintain a strong focus on top-line sales, increased retention, pricing discipline, and the delivery of a consistently satisfying service experience," continued Ward.

     "We will continue to make investments to sustain our growth particularly in sales and marketing. During our off-season first quarter, we will make incremental investments in sales people and programs which we expect will contribute to stronger sales and profits in subsequent quarters of the year," said Ward.

     "We believe that the skill and dedication of our people and our core capabilities put us in a strong position to handle variations in economy, weather and consumer confidence throughout the year," concluded Ward.

Business Review by Segment
--------------------------

     TruGreen The TruGreen segment reported full year revenues of $1.4 billion, up 5 percent compared to 2003. Operating income for the year was $171 million compared to a loss of $(34) million in 2003. Excluding the 2003 impairment charge, operating income was $155 million [see Table A].

     For the fourth quarter of 2004, segment revenues were $303 million, up 4 percent compared with the prior year. Operating income was $28 million compared with $24 million in the prior year, a 19 percent increase.

     Revenues in the lawn care unit increased 8 percent for the year. This reflects an 8 percent increase in customer counts, resulting from improved retention rates and the impact of the second quarter Canadian acquisition, as well as a strong increase in ancillary revenues. A successful launch of its neighborhood selling campaign and other direct marketing efforts substantially offset a decrease in telemarketing sales attributed to new restrictions. Operating income increased $14 million in the year, resulting from higher revenues and a $4 million pre-tax gain from the sale of a support facility, partially offset by increased fuel and chemical costs and a much higher level of incentive compensation.

     In the fourth quarter, revenues in the lawn care unit increased 7 percent, reflecting higher customer counts and an increase in ancillary revenues. Operating income increased 5 percent, or $1 million, resulting from higher revenues, partially offset by a higher level of incentive compensation, fuel and factor costs. Additionally, the unit benefited from a lower level of materials expense resulting from a previously disclosed change in the estimated allocation of annual fertilizer and weed control costs among interim periods. This change did not have any net impact on full year results.

     Revenues in the commercial landscaping unit were flat for the year. Strong increases in enhancement sales and consistent levels of contract maintenance revenues were offset by weather-related declines in snow removal and the effects of branch consolidations. Revenues increased 2 percent before the effects of consolidations. Excluding the 2003 impairment charge, operating income improved by $2 million, reflecting a stronger mix of higher margin enhancement revenues and an improvement in materials expense, partially offset by higher fuel and incentive compensation costs.

     Fourth quarter landscaping revenues were down one percent, as the full year trends cited above continued. Revenues increased by one percent before the effects of consolidations. Operating results improved by $3 million due to the previously described factors and the absence of branch closure costs that adversely impacted the fourth quarter of 2003.

Terminix

     The Terminix segment reported full year revenues of $997 million, up 5 percent compared to the prior year. The increase in revenue reflected improved pricing in termite renewals and strong unit growth in termite completions. This growth was partially offset by the negative effects on recognized revenues of the mix shift from higher priced bait treatments to lower priced liquid treatments. The pest control business experienced modest revenue growth, reflecting increased customer counts from improvements in customer retention, partially offset by lower revenues resulting from the continued shift from monthly to quarterly service. Operating income for the year increased to $133 million from $131 million in 2003. Operating income benefited from the increased revenues and a final adjustment to reflect favorable trending of Sears damage claims. Operating income was adversely impacted by the first year effects of the termite completion mix shift, costs associated with a program to accelerate the timing of termite renewal re-inspections and higher health insurance, fuel and bad debt costs.

         In the fourth quarter, revenues of $225 million were up 6 percent compared to 2003. The increase reflected solid growth in termite renewal revenue, improving growth in pest control sales and the favorable grow-over of the cumulative adjustment to deferred revenues that was recorded in the fourth quarter of last year. Excluding this adjustment, revenue in the quarter increased by approximately 2 percent [see Table A]. Operating income in the quarter was $21 million, compared with $23 million in 2003. This decrease primarily resulted from investments in the sales force and the previously mentioned re-inspection program, increased off-season pricing promotions, and higher health insurance and fuel costs. The favorable effects on growth that resulted from last year's cumulative adjustment to deferred revenue were mostly offset by a lower amount of favorable trending in prior year Sears damage claims.

American Home Shield

     The American Home Shield (AHS) segment reported full year revenues of $487 million, up 8 percent compared to the prior year. AHS experienced strong growth in its consumer and renewal channels with modest increases in real estate. Operating income was $72 million compared to $58 million in 2003, reflecting revenue growth and effective controls over claim costs, partially offset by investments to increase market penetration and customer retention.

     In the fourth quarter, revenues increased to $113 million from $98 million. This in part reflected the impact of a cumulative adjustment to deferred revenues that reduced revenues and operating income by $5 million in last year's fourth quarter. Excluding this adjustment, revenue in the quarter increased by approximately 10 percent [see Table A]. New contract sales, which are recognized as revenues over the ensuing length of the contract, increased by 3 percent in the quarter, as steady growth in renewals and a modest increase in real estate sales offset a timing related decline in consumer sales. Operating income for the quarter was $15 million compared with $5 million in the prior year. The increase in operating income reflects the benefit of higher revenues, favorable trending of prior quarter claim costs and the grow-over effects of last year's cumulative adjustment, partially offset by continuing investments to increase market penetration and customer retention.

American Residential Services and American Mechanical Services

     The American  Residential  Services (ARS) and American  Mechanical Services
(AMS) segment reported full year revenues of $691 million, up 3 percent compared to the prior year. The segment experienced strong growth in AMS' commercial project revenue, solid gains in residential construction and modest growth in plumbing services. This growth was partially offset by weather-related declines in HVAC revenue and the grow-over effects of year-end 2003 branch closures. Excluding branch closures, revenues increased 6 percent for the year. Operating income was $6 million compared to a loss of $(282) million in 2003. Excluding the 2003 impairment charge, operating income for the year [see Table A] was $10 million. This decline in comparable profitability was primarily due to higher residential selling and advertising expenses and an increase in factor costs.

     In the fourth quarter, revenues of $176 million were up 5 percent compared to the prior year. The segment experienced continued strong growth in AMS' commercial project revenue and relatively flat levels of residential plumbing, HVAC and construction revenues. The overall growth was partially offset by the effects of year-end 2003 branch closures. Excluding the effects of branch closures, revenues increased by 7 percent for the quarter. Operating income was $3 million compared with $37,000 in the prior year. This increase primarily reflected some improvement in commercial project pricing, partially offset by increases in insurance and fuel costs.

Other Operations

     The Other Operations segment reported full year revenues of $164 million, up 8 percent. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 10 percent, primarily driven by continued strong results in disaster restoration and steadily improving internal growth in maid service. Operating loss for the year was $45 million compared with $40 million in 2003 as increased profits from the franchise businesses were more than offset by increased variable incentive compensation and factor costs.

         The Other Operations segment reported fourth quarter revenues of $43 million, up 11 percent due to a continuation of the full year trends described above. Operating loss was $16 million compared with $13 million last year, as solid growth in franchise profits were offset by higher variable incentive compensation.

Tax Treatment of Common Stock Dividend
--------------------------------------
     The Company currently expects that approximately 80 percent of its 2005 dividends on common stock will be taxable as dividend income for federal income tax purposes. Any portion that is not taxable as dividend income would be treated as a non-taxable return of capital and would generally be applied to reduce the cost basis of the shares. The Company expects that the taxable portion of its dividend will grow to be fully taxable over the next few years.

Table A: Non-GAAP Measure Disclosure
------------------------------------
     Within this press release, the Company provided certain non-GAAP (Generally Accepted Accounting Principles) measures identified by [see Table A]. ServiceMaster does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company's continuing operations.

Table A
-------                                                            Three Months                        Year
                                                                        Ended                         Ended
$ in thousands, except per share data                               December 31,                   December 31,
                                                                        2004                           2004
                                                                 --------------------           -------------------
 Reported income from continuing operations                       $     173,565                  $      324,057
 IRS tax agreement                                                      149,722                         149,722
                                                                 --------------------           -------------------
 Income from continuing operations, excluding
    IRS tax agreement                                             $      23,843                   $     174,335

 Diluted Earnings Per Share:
 Reported income from continuing operations                       $        0.57                   $        1.08
 IRS tax agreement                                                         0.49                            0.49
                                                                 --------------------           -------------------
 Income from continuing operations, excluding
     IRS tax agreement                                            $        0.08                   $        0.59


                                                                    Three Months                  Twelve Months
                                                                        Ended                         Ended
                                                                    December 31,                   December 31,
                                                                        2003                           2003
                                                                 --------------------           -------------------
 Terminix reported revenue                                        $     212,050                   $     945,258
 Deferred revenue adjustment                                              8,542                           8,542
                                                                 --------------------           -------------------
 Terminix adjusted revenue                                        $     220,592                   $     953,800


                                                                    Three Months
                                                                        Ended
                                                                     December 31,
                                                                        2003
                                                                 --------------------
 American Home Shield reported revenue                            $      97,795
 Deferred revenue adjustment                                              4,700
                                                                 --------------------
 American Home Shield adjusted revenue                            $     102,495


                                                                     Year Ended
                                                                    December 31,
                                                                        2003
                                                                 --------------------
 Reported operating loss                                          $    (166,243)
 Impairment charge (1)                                                  480,670
                                                                 --------------------
 Operating income, excluding charge                               $     314,427



 Reported loss from continuing operations                         $    (221,975)
 Impairment charge, net of tax                                          383,152
                                                                 --------------------
 Income from continuing operations, excluding charge              $     161,177


 Diluted Earnings Per Share:

 Reported loss from continuing operations                         $       (0.75)
 Impairment charge                                                         1.30
                                                                 --------------------
 Income from continuing operations, excluding charge              $        0.54



 (1) Approximately $189 million of the charge is associated with the TruGreen LandCare operations reported in the TruGreen segment and the remaining $292 million relates to the ARS/AMS segment.

Conference Call Details
-----------------------
         The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on February 10, 2005. Interested parties may listen to the call at (800) 263-9150. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21228238).

Company Overview
----------------
         ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating, ventilation and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------
         The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------
         This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance, self insurance and health care costs; higher fuel prices; increased governmental regulation including telemarketing and other marketing channels; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)



Statements of Operations

                        Three Months Ended      Twelve Months Ended
                            December 31,            December 31,

                         2004       2003          2004        2003
                     ----------- -----------  ----------- -----------
Operating Revenue    $   859,094 $   806,510  $ 3,758,568 $ 3,568,586

Operating Costs and Expenses:

Cost of services rendered
 and products sold       595,275     585,965    2,525,029   2,430,523
Selling and administra-
 tive expenses           210,970     180,357      890,954     817,719
Amortization expense       1,593       1,429        6,029       5,917
Charge for
  impaired assets (1)        ---         ---          ---     480,670
                     ----------- -----------  ----------- -----------
Total operating costs
 and expenses            807,838     767,751    3,422,012   3,734,829
                     ----------- -----------  ----------- -----------
Operating Income (Loss)   51,256      38,759      336,556    (166,243)

Non-operating Expense (Income):

Interest expense          15,560      16,032       60,708      65,255
Interest and
 investment income        (3,950)     (8,811)     (15,469)    (15,012)
Minority interest and
 other expense, net        2,046       2,047        8,225       8,151
                     ----------- -----------  ----------- -----------
Income (Loss) from
 Continuing Operations
 before Income Taxes      37,600      29,491      283,092    (224,637)
Provision (benefit) for
 income taxes (2)       (135,965)      6,112      (40,965)     (2,662)
                     ----------- -----------  ----------- -----------
Income (Loss) from
 Continuing
 Operations (2)          173,565      23,379      324,057    (221,975)

Income (loss) from
 discontinued
 operations, net
 of income taxes (2)       8,343        (325)       7,170      (2,712)
                     ----------- -----------  ----------- -----------
Net Income (Loss)    $   181,908 $    23,054  $   331,227 $  (224,687)
                     =========== ===========  =========== ===========

Diluted Earnings (Loss) Per Share (1,2,3):

Income (loss) from
 continuing
 operations              $  0.57     $  0.08      $  1.08     $ (0.75)

Income (loss) from
 discontinued
 operations                 0.03         ---         0.02       (0.01)
                         -------     -------      -------     -------
Diluted Earnings
 (Loss) Per Share        $  0.60     $  0.08      $  1.11     $ (0.76)
                         =======     =======      =======     =======

Number of Shares -
  Basic                  290,119     293,761      290,514     295,610

Number of Shares -
  Diluted                303,962     297,913      303,568     295,610


----------------------------------------------------------------------

Dividends Per Share      $  0.11     $ 0.105      $  0.43     $  0.42
                         =======     =======      =======     =======
Price Range Per Share:
 High Price              $ 13.87     $ 12.10      $ 13.87     $ 12.10
 Low Price                 12.30       10.20        10.65        8.95




THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                             As of
                                           December 31,  December 31,
                      Assets                   2004          2003
                                           ------------  ------------
  Cash and cash equivalents                $    256,626  $    228,161
  Marketable securities                         103,681        90,540
  Receivables, net of allowances                369,026       333,834
  Inventories and other current assets          244,467       232,966
  Assets in discontinued operations               4,952         5,273
                                           ------------  ------------
    Total Current Assets                        978,752       890,774
                                           ------------  ------------
  Intangible assets, primarily trade
    names and goodwill, net of
    accumulated amortization                  1,788,824     1,732,659
  Property and equipment,
    net of accumulated depreciation             186,817       179,515
  Long-term marketable securities               135,824        92,562
  Notes receivable and other assets              49,985        60,916
                                           ------------  ------------
    Total Assets                           $  3,140,202  $  2,956,426
                                           ============  ============

              Liabilities and Equity

  Current liabilities                      $    985,244  $    770,079
  Liabilities in discontinued operations         21,536        14,380
  Current debt maturities                        23,247        33,781
                                           ------------  ------------
    Total Current Liabilities                 1,030,027       818,240
                                           ------------  ------------
  Long-term debt                                781,841       785,490
  Other long-term obligations                   229,842       401,474
  Liabilities in discontinued operations          9,057        34,396
  Minority interest                             100,000       100,309
  Shareholders' equity                          989,435       816,517
                                           ------------  ------------
    Total Liab. and Shareholders' Equity   $  3,140,202  $  2,956,426
                                           ============  ============


                                               Twelve Months Ended
                                                   December 31,

Statements of Cash Flows                       2004           2003
                                           ------------  ------------

Cash and Cash Equivalents at January 1     $    228,161  $    227,177

Cash Flows from Operating Activities:

Net Income (Loss)                               331,227      (224,687)
Adjustments to reconcile net income (loss)
  to net cash flows from operating activities:
  (Income) loss from discontinued operations     (7,170)        2,712
  Non-cash reduction in continuing
    operations tax expense (2)                 (149,722)          ---
  Charge for impaired assets, net of tax (1)        ---       383,152
  Depreciation                                   49,596        49,861
  Amortization                                    6,029         5,917
  Deferred income tax expense                    91,639        65,256
  Change in working capital, net of
    acquisitions                                 39,175            27
  Other, net                                      7,115         1,300
                                           ------------  ------------
Net Cash Provided from Operating Activities     367,889       283,538
                                           ------------  ------------
Cash Flows from Investing Activities:
  Property additions                            (53,062)      (39,243)
  Sale of equipment and other assets              7,395        11,090
  Business acquisitions, net of cash acquired   (40,184)      (28,875)
  Proceeds from business sales                      ---        21,106
  Notes receivable, financial investments
    and securities                              (37,584)      (23,499)
                                           ------------  ------------
Net Cash Used for Investing Activities         (123,435)      (59,421)
                                           ------------  ------------
Cash Flows from Financing Activities:
  Net payments of debt                          (37,042)      (31,216)
  Purchase of ServiceMaster stock               (63,085)      (85,581)
  Shareholders' dividends                      (125,476)     (124,841)
  Other                                          16,631        16,330
                                           ------------  ------------
Net Cash Used for Financing Activities         (208,972)     (225,308)
                                           ------------  ------------

                                           ------------  ------------
Net Cash Provided from (Used for)
  Discontinued Operations                        (7,017)        2,175
                                           ------------  ------------

Cash Increase During the Period                  28,465           984
                                           ------------  ------------
Cash and Cash Equivalents at December 31   $    256,626  $    228,161
                                           ============  ============

Notes:
(1) In accordance with Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets", the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. During the third quarter of 2003, the Company recorded a non-cash impairment charge associated with American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pre-tax ($383 million after-tax), or $1.30 per diluted share.

(2) In January 2005, the Company announced that it reached a comprehensive agreement with the Internal Revenue Service regarding its examination of the Company's federal income taxes through the year 2002. As a result of this agreement, the Company recorded a non-cash reduction in its fourth quarter and full year 2004 tax provision and a corresponding increase in net income of approximately $159 million. Approximately $150 million related to continuing operations ($.49 per diluted share) and $9 million related to discontinued operations ($.03 per diluted share).

(3) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures.

Shares potentially issuable under convertible securities have been considered outstanding for the three and twelve months ended
December 31, 2004. Shares potentially issuable under convertible securities have not been considered outstanding for the three and twelve months ended December 31, 2003, as it would result in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by 8.0 million shares for both the three and twelve months ended December 31, 2003 and the after-tax interest expense related to the convertible debentures that would have been added to net income in the numerator would have been $1.2 million and $4.8 million for the three and twelve months ended December 31, 2003, respectively. Due to losses incurred for the twelve months ended December 31, 2003, the denominator does not include the effects of options as it would result in a less dilutive computation. As a result, for the twelve months ended December 31, 2003, diluted earnings per share are the same as basic earnings per share. Had the Company recognized income from continuing operations for the twelve months ended December 31, 2003, incremental shares attributable to the assumed exercise of outstanding options would have increased diluted shares outstanding by 3.9 million shares.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:


(in thousands, except per share data)

                                     Three months ended
                                      December 31, 2004
                                   ----------------------
Continuing Operations:           Income      Shares      EPS
----------------------         ---------    -------    ------
Basic EPS                      $ 173,565    290,119    $ 0.60

Effect of dilutive securities,
 net of tax:
 Options                                      5,843
 Convertible Securities            1,178      8,000
                               ---------    -------
Diluted EPS                    $ 174,743    303,962    $ 0.57
                               =========    =======    ======

                                     Three months ended
                                      December 31, 2003
                                   ----------------------
Continuing Operations:           Income      Shares      EPS
----------------------         ---------    -------    ------
Basic EPS                      $  23,379    293,761    $ 0.08

Effect of dilutive securities,
 net of tax:
 Options                                      4,152
 Convertible Securities              ---        ---
                               ---------    -------
Diluted EPS                    $  23,379    297,913    $ 0.08
                               =========    =======    ======

                                     Twelve months ended
                                      December 31, 2004
                                   -----------------------
Continuing Operations:           Income      Shares      EPS
----------------------         ---------    -------    ------
Basic EPS                      $ 324,057    290,514    $ 1.12

Effect of dilutive securities,
 net of tax:
 Options                                      5,054
 Convertible Securities            4,712      8,000
                               ---------    -------
Diluted EPS                    $ 328,769    303,568    $ 1.08
                               =========    =======    ======

                                     Twelve months ended
                                      December 31, 2003
                                   -----------------------
Continuing Operations:           (Loss)      Shares      EPS
----------------------         ---------    -------    ------
Basic EPS                      $(221,975)   295,610    $(0.75)

Effect of dilutive securities,
 net of tax:
 Options                                        ---
 Convertible Securities              ---        ---
                               ---------    -------
Diluted EPS                    $(221,975)   295,610    $(0.75)
                               =========    =======    ======


THE SERVICEMASTER COMPANY
(In thousands)


    Segment Summaries
                              For the three months ended December 31,
                                   2004         2003       % Change
                               -----------  -----------    --------
Operating Revenue:
 TruGreen                      $   302,806  $   290,457          4%
 Terminix                          224,551      212,050          6%
 American Home Shield              113,175       97,795         16%
 ARS/AMS                           175,722      167,610          5%
 Other Operations                   42,840       38,598         11%
                               -----------  -----------    --------
Total Operating Revenue        $   859,094  $   806,510          7%
                               ===========  ===========    ========

Operating Income (Loss):
 TruGreen                      $    28,202  $    23,722         19%
 Terminix                           21,395       23,158         -8%
 American Home Shield               14,600        5,231        179%
 ARS/AMS                             3,267           37         N/M
 Other Operations                  (16,208)     (13,389)       -21%
                               -----------  -----------    --------
Total Operating Income         $    51,256  $    38,759         32%
                               ===========  ===========    ========

                             For the twelve months ended December 31,
                                   2004         2003       % Change
                               -----------  -----------    --------
Operating Revenue:
 TruGreen                      $ 1,419,649  $ 1,347,400          5%
 Terminix                          996,900      945,258          5%
 American Home Shield              487,395      450,264          8%
 ARS/AMS                           690,500      673,558          3%
 Other Operations                  164,124      152,106          8%
                               -----------  -----------    --------
Total Operating Revenue        $ 3,758,568  $ 3,568,586          5%
                               ===========  ===========    ========

Operating Income (Loss):
 TruGreen                      $   171,184  $   (34,017)        N/M
  TruGreen without
    impairment charge (1)          171,184      154,853         11%
 Terminix                          132,827      131,044          1%
 American Home Shield               71,986       58,154         24%
 ARS/AMS                             5,534     (281,777)        N/M
  ARS/AMS without
    impairment charge (1)            5,534       10,023        -45%
 Other Operations                  (44,975)     (39,647)       -13%
                               -----------  -----------    --------
Total Operating Income (Loss)  $   336,556  $  (166,243)        N/M
                               ===========  ===========    ========

The combined franchise operations of ServiceMaster Clean and Merry Maids comprised approximately 4% of the consolidated operating revenue and approximately 11% of the consolidated operating income (without the 2003 impairment charge) before headquarter overheads for the twelve months ended December 31, 2004 and 2003.

(1) In the third quarter of 2003, the Company recorded a pre-tax impairment charge of $481 million related to its goodwill and intangible assets. Approximately $189 million of the charge is associated with the TruGreen LandCare operations reported in the TruGreen segment, and the remaining $292 million relates to the ARS/AMS segment. In order to facilitate comparisons of ongoing operating performance of continuing operations, the Company also has presented segment results after adjusting for the impact of the impairment charge.


                                         As of December 31,
                                   2004         2003       % Change
                               -----------  -----------    --------
Capital Employed:
 TruGreen                      $   828,974  $   821,412          1%
 Terminix                          631,370      596,535          6%
 American Home Shield              168,223      134,372         25%
 ARS/AMS                            88,692       86,764          2%
 Other Operations and
  Discontinued Operations          177,264       97,014         83%
                               -----------  -----------    --------
Total Capital Employed         $ 1,894,523  $ 1,736,097          9%
                               ===========  ===========    ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

 Key Performance Indicators
                                         Rolling twelve month metrics
                                              as of December 31,

                                                2004        2003
                                              --------    --------

 TruGreen ChemLawn -
  Growth in Full Program Contracts                  8%          4%
  Customer Retention Rate                        62.2%       59.5%

 Terminix -
  Growth in Pest Control Customers                  7%          2%
  Pest Control Customer Retention Rate *         78.1%       77.1%

  Growth in Termite Customers                       0%         -2%
  Termite Customer Retention Rate                87.9%       88.1%

 American Home Shield -
  Growth in Warranty Contracts                      5%          5%
  Customer Retention Rate                        55.2%       55.1%


 *A correction in the calculation of the retention rate as of June 30, 2004 and September 30, 2004 resulted in a change to the previously reported pest control retention rates. No other periods were impacted. The restated retention rates are as follows:

                  As of June 30, 2004            78.6%
                  As of September 30, 2004       78.4%